Exhibit 99.1

HomeBanc Corp. Announces Completion of Almost $1 Billion Public Offering

of Mortgage-Backed Notes

ATLANTA, July 30, 2004 — HomeBanc Corp. (NYSE: HMB) announced today the completion of a public offering through HomeBanc Mortgage Trust, Series 2004-1 (the “Trust”) of approximately $989.2 million of Notes backed by adjustable-rate, residential first mortgage loans. The Notes sold to the public included approximately $880.8 million of Class A Notes in two classes rated AAA by Standard & Poor’s and Aaa by Moody’s Investors Service and $84.3 million of Class M Notes in four classes rated AA and Aa2 by S&P and Moody’s, respectively. HMB Acceptance Corp., a HomeBanc subsidiary, acquired $24.1 million of Class B Notes in two classes rated BBB/Baa2, together with the certificates representing the equity interest in the Trust. The Trust includes $992.7 million of adjustable-rate, residential first mortgage loans originated by HomeBanc’s subsidiary, HomeBanc Mortgage Corporation, which are divided into two groups within the Trust. Approximately 89% of the total portfolio consists of mortgage loans where the borrower pays interest based on the six-month LIBOR rate plus a margin.

The initial floating interest rate on each class of Class A Notes is one- month LIBOR plus 0.43% per annum. The initial floating interest rates on the approximately $42.2 million aggregate principal amount of Class M-1 Notes and on the approximately $42.1 million aggregate principal amount of Class M-2 Notes are one-month LIBOR plus 0.60% and 1.15% per annum, respectively. The initial floating interest rate on the Class B Notes is one-month LIBOR plus 1.50% per annum.

HomeBanc will treat the Notes issued by HomeBanc Mortgage Trust, Series 2004-1 and held by the public as debt for financial accounting and federal income tax purposes.

The Notes were sold by Bear Stearns & Co. Inc. and J.P. Morgan Securities Inc., as underwriters.

Kevin D. Race, HomeBanc’s President and Chief Operating Officer, stated: “We are very pleased with the terms of our first securitization since going public as a REIT on July 19. This transaction implements our strategy of retaining high quality, adjustable-rate loans match-funded by long-term adjustable-rate securitized debt.”

Debra F. Watkins, HomeBanc’s Executive Vice President of Capital Markets added: “HomeBanc Mortgage Trust, Series 2004-1 includes adjustable-rate mortgage loans that we have originated and accumulated over a number of months in anticipation of becoming a REIT and going public in an IPO. This is a significant step in our strategic plan to originate and hold prime quality loans bearing interest rates that are adjusted periodically based upon LIBOR indices, and financing these on a long-term basis with securitized debt with floating, LIBOR-based interest rates. We expect to periodically engage in similar securitized financings in the future, although the size of individual future transactions likely will be smaller.”

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp. intends to make an election to be taxed as a “real estate investment trust” or “REIT” for federal income tax purposes. HomeBanc completed the initial public offering of its common stock on July 19, 2004, when it sold 38.75 million shares for approximately $289 million. Our common stock is listed on the New York Stock Exchange under the symbol “HMB.”

This press release is not an offer to sell or the solicitation of an offer to buy any securities, and such offers are made only in jurisdictions where permitted pursuant to the prospectus supplement and related prospectus.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors.”